Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-266591

Supplementing the Preliminary

Prospectus Supplement dated November 8, 2022

(To Prospectus dated August 5, 2022)

Pricing Term Sheet

$1,350,000,000

Zoetis Inc.

November 8, 2022

$600,000,000 5.400% Senior Notes due 2025
$750,000,000 5.600% Senior Notes due 2032

Issuer:	Zoetis Inc.	Zoetis Inc.
Principal Amount:	$600,000,000	$750,000,000
Maturity Date:	November 14, 2025	November 16, 2032
Interest Payment Dates:	May 14 and November 14, commencing May 14, 2023	May 16 and November 16, commencing May 16, 2023
Coupon:	5.400%	5.600%
Benchmark Treasury:	4.250% UST due October 15, 2025	2.750% UST due August 15, 2032
Benchmark Treasury Price and Yield:	99-03+ / 4.577%	89-02 / 4.121%
Spread to Benchmark Treasury:	+85 bps	+150 bps
Price to Public:	99.927% of the principal amount	99.841% of the principal amount
Yield to Maturity:	5.427%	5.621%
Make-Whole Redemption:	+15 bps	+25 bps
Par Call:	On or after October 14, 2025 (one month before maturity)	On or after August 16, 2032 (three months before maturity)
CUSIP/ISIN:	98978V AU7 / US98978VAU70	98978V AV5 / US98978VAV53
Denominations:	$2,000 and integral multiples of $1,000

Ratings of the Notes*:	Baa1 / BBB (Moody’s /S&P)
Trade Date:	November 8, 2022
Settlement Date**:	November 16, 2022 (T+5)
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc.
BNP Paribas Securities Corp. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Rabo Securities USA, Inc. Standard Chartered Bank TD Securities (USA) LLC
Senior Co-Manager:	Loop Capital Markets LLC
Co-Managers:	Academy Securities, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

*       An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by the rating agencies. Each of the security ratings above should be evaluated independently of any other security rating.

**       We expect to deliver the notes against payment for the notes on November 16, 2022, the fifth business day following the date of this pricing term sheet (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5 on November 16, 2022, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

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